Exhibit 10.6
AMENDMENT TO
EMPLOYMENT AGREEMENT
dated as of September 17, 2010
     WHEREAS, Nationstar Mortgage LLC, a Delaware limited liability company (the “Company”) and Robert L. Appel (“Executive”) entered into an Employment Agreement, dated February 4, 2008 (the “Agreement”); and
     WHEREAS, pursuant to Section 9(e) of the Agreement, the Agreement may be amended by mutual written agreement signed by the Company and Executive (the “Parties”); and
     WHEREAS, the Parties desire to amend certain provisions in the Agreement as hereinafter set forth in this Amendment to the Agreement (this “Amendment”).
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Parties agree as follows:
1.	The second sentence of Section 1 is hereby deleted in its entirety.

2.	The third sentence of Section 1 is hereby modified by deleting the phrase “the Fortress entity identified in the organizational documents of”.

3.	The fifth sentence of Section 1 is hereby modified by deleting the first instance of “Manager” and replacing it with the phrase “Company’s CEO or his delegate (the “Manager”)”.

4.	The sixth sentence of Section 1 is hereby deleted in its entirety and replaced with the following:
“Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) subject to the prior written approval of the Company and the Managing Member, acting as a director or in a similar role for an entity unrelated to the Company if such role does not give rise to any conflict of interests with the Company or its affiliates; (ii) upon providing prior written notice to the Company and the Managing Member, (A) creating or forming an investment vehicle or similar entity to engage in personal investment activities on behalf of himself or his family that does not give rise to any conflict of interests with the Company or its affiliates or (B) serving on a board of directors (or similar body) of a charitable or civic organization or enterprise; and (iii) except as provided in subsection (ii)(A) of this Section 1, engaging in personal investment activities for himself and his family that do not give rise to any conflict of interests with the Company or its affiliates; provided, that in each case such activities do not, either individually or in the aggregate, interfere with the performance of his duties hereunder.”
5.	The first paragraph of Section 2 is hereby deleted in its entirety and replaced with the following:

“Executive’s employment under the terms and conditions of this Agreement will commence on February 4, 2008 (the “Effective Date”). The term of this Agreement shall end on February 3, 2011 (the “Initial Term”), subject to earlier termination pursuant to Section 5 hereof. The term of this Agreement will be automatically renewed for (i) an additional period commencing on February 4, 2011 and ending on February 3, 2012, unless either party gives the other notice that this Agreement will not be renewed by no later than January 4, 2011 and (ii) an additional period commencing on February 4, 2012 and ending on February 3, 2013, unless either party gives the other notice that this Agreement will not be renewed by no later than January 4, 2012 (such additional periods, the “Renewal Terms”). The Renewal Terms will continue to be subject to the provisions for termination set forth herein. The Initial Term and the Renewal Terms are hereinafter collectively referred to as the “Term.”

6.	The first sentence of the second paragraph of Section 2 is hereby modified by adding the phrase “cooperation provisions in the immediately following paragraph and the” after the phrase “Executive shall nevertheless continue to be bound by the”.

7.	The second sentence of the second paragraph of Section 2 is hereby deleted in its entirety.

8.	The first sentence of the third paragraph of Section 2 is hereby modified by replacing the phrase “For a period of one year following any termination of Executive’s employment with the Company” with the phrase “Following any termination of Executive’s employment with the Company, at the reasonable request of the Company,”.

9.	The first sentence of the third paragraph of Section 2 is hereby modified by adding “, provided that such cooperation does not unreasonably interfere with Executive’s other commitments” to the end thereof.

10.	The second sentence of the third paragraph of Section 2 is hereby modified by adding “as in effect from time to time” to the end thereof.

11.	The first sentence of Section 3(a) is hereby modified by replacing the phrase “the Company agrees to pay to Executive a base salary at the amount of $275,000 per annum (the “Base Salary”)” with the phrase “the Company agrees to pay to Executive a base salary during the Term in the amount of $275,000 per annum (the base salary in effect from time to time, the “Base Salary”).

12.	The second sentence of Section 3(a) is hereby deleted in its entirety and replaced with the following:
“The Base Salary shall be reviewed on an annual basis in accordance with Executive’s annual performance evaluation and increased in any amount agreed to by Executive and the Company; provided, however, in no event shall the Base Salary be reduced without Executive’s approval.”

13.	Section 3(b) is hereby deleted in its entirety and replaced with the following:

“Bonus Compensation. In addition to the Base Salary payable pursuant to Section 3(a) above, Executive will also be eligible to participate in the Nationstar Mortgage LLC Annual Incentive Compensation Plan (the “Bonus Plan”) and any bonus provided to Executive under the Bonus Plan shall be subject to all of the terms and conditions thereof.”

14.	Section 3(c) is hereby deleted in its entirety and replaced with the following:

“Retention Bonus. In addition to any other amounts payable pursuant to this Section 3, in the event that, on February 4, 2013, Executive (i) is employed by the Company or its subsidiaries and (ii) has not notified the Company of his intent to resign employment with the Company and its subsidiaries, Executive shall be entitled to receive a one-time cash retention bonus equal to $400,000 (the “Retention Bonus”), which shall be paid to Executive within ninety (90) days after February 4, 2013.”

15.	The third sentence of Section 4(a) is hereby modified by adding “per year, in accordance with the Company’s policies as in effect from time to time” to the end thereof.

16.	The first sentence of Section 4(b) is hereby modified by adding the phrase “during the Term” after the phrase “any expenses reasonably incurred by Executive”.

17.	The second sentence of Section 4(b) is hereby deleted in its entirety.

18.	The initial paragraph of Section 5 is hereby deleted in its entirety and replaced with the following:

“The Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided, that Executive shall provide the Company at least thirty (30) days’ advance written notice of any resignation of employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern Executive’s rights upon termination of employment with the Company. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by a written Notice of Termination to the other party in accordance with the procedures set forth in Section 9(a) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of employment under the provision so indicated.”

19.	The first sentence of Section 5(a) is hereby deleted in its entirety and replaced with the following:

“If the Term and Executive’s employment hereunder is terminated by the Company for Cause, Executive shall not be entitled to any further compensation or benefits other than the Accrued Benefits.”

20.	The second sentence of Section 5(a) is hereby modified by replacing the phrase “incentive plan or equity plan” with “other plan”.

21.	Section 5(b) is hereby deleted in its entirety and replaced with the following:
“Termination by Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company other than for Cause (excluding death or Disability) or is terminated by Executive for Good Reason, in each case prior to the end of the Term, then Executive shall be entitled to (A) the Accrued Benefits and (B) subject to Executive’s execution and non-revocation of a separation agreement and release of claims acceptable to the Managing Member (the “Release”):
(i) an amount equal to (1) twelve (12) months of Base Salary plus (2) $175,000;
(ii) a prorated portion of the annual cash incentive bonus for the year in which the termination of employment occurs (such prorated annual cash incentive bonus to be determined by the senior management of the Company and by the Managing Member in their sole discretion, with such determination based upon full months of employment and on performance through the end of the month prior to such termination);
(iii) in the event such termination occurs prior to February 4, 2013, the Retention Bonus; provided that, in the event that such termination is pursuant to Section 5(b)(1) hereof, Executive has not notified the Company of his intent to resign employment with the Company and its subsidiaries prior to the date of such termination; and
(iv) continuation of Executive’s coverage under the Company’s medical plan (the “Medical Plan”) until the earlier of (1) the period of time it takes Executive to become eligible for the medical benefits program of a new employer (subject to Section 6(a) hereof) and (2) twelve (12) months following the date of such termination; provided, however, that to the extent such continuation of coverage is not permitted under the terms of the Medical Plan, Executive shall be entitled, for the period set forth under clause (1) or (2) of this subsection (iii), as applicable, to receive COBRA continuation coverage under the Medical Plan at a cost to Executive which is not greater than the premiums paid by the Company’s active employees for comparable coverage under the Medical Plan.
22.	Section 5(c) is hereby deleted in its entirety and replaced with the following:

“Resignation, Death or Disability. If Executive’s employment with the Company terminates due to Executive’s resignation during the Term, then Executive shall be entitled to the Accrued Benefits. If Executive’s employment is terminated by reason of Executive’s death or Disability prior to the end of the Term, Executive shall not be entitled to receive any further compensation or benefits under this Agreement or otherwise other than the Accrued Benefits.”

23.	Sections 5(d) through 5(i) are hereby renumbered as Sections 5(e) through 5(j), respectively.

24.	The following new paragraph is hereby inserted, following Section 5(c), as Section 5(d):

“Expiration of Term. For the avoidance of doubt, upon the expiration of the Term, the parties’ obligations hereunder, other than with respect to the provisions set forth in Sections 6, 7, 8 and 9 hereof, shall expire. Following the expiration of the Term, Executive shall continue as an “at-will” employee of the Company and no payments under this Section 5 shall be due upon any subsequent termination of employment.”

25.	Section 5(e) is hereby modified by adding “, and nothing additional shall be owed to Executive except as explicitly set forth in this Section 5”.

26.	Section 5(f) is hereby deleted in its entirety and replaced with the following:
“Manner of Payment. The Accrued Benefits shall be paid no later than ten (10) business days following the date of termination. Unless Executive breaches the cooperation obligations set forth in Section 2 of this Agreement or one of the restrictive covenants contained in Sections 6 and 7 of this Agreement, the payments described in subsection (b) of this Section 5 (other than the Accrued Benefits) shall be paid over a twelve (12) month period, commencing on the sixtieth (60th) day following the date of termination; provided that the Release is executed and not revoked prior to such date. Notwithstanding anything herein to the contrary, (A) the payment of any amounts hereunder (including benefits continuation) shall cease on the date on which Executive breaches any of the restrictive covenants contained in Sections 6 and 7 of this Agreement or the cooperation obligations set forth in Section 2, and (B) in the event Executive’s employment terminates pursuant to Section 5(b) above within one (1) year following a Change in Control, the amount described in Section 5(b)(i), (ii) and (iii) shall be payable in a lump sum on the sixtieth (60th) day following the date of termination; provided that the Release is executed and not revoked prior to such date.”
27.	Section 5(g) is hereby modified by deleting the second sentence thereof.

28.	Section 5(h) is hereby deleted in its entirety and replaced with the following:
“Section 280G. In the event that any amount or benefit that may be paid or otherwise provided (including the acceleration of vesting or exercisability of any equity-based awards held by Executive) to or in respect of Executive, by or on behalf of the Company or any affiliate, whether pursuant to this Agreement or otherwise (collectively, the “Payments”), could reasonably be expected to result in the imposition of the tax imposed under Section 4999 of the Internal Revenue

Code of 1986, as amended (the “Code”) (or any successor provision or any comparable provision of state, local or foreign law) (the “Excise Tax”), the Company shall, if applicable at the time such Excise Tax is imposed, endeavor in good faith to obtain shareholder approval of the Payments, so that upon such shareholder approval, the Payments shall not be subject to the Excise Tax; provided, that no such payments shall be made if such shareholder approval is not obtained. Failure to obtain such shareholder approval shall not constitute a breach of this Agreement or result in any additional payments to be made to Executive.”
29.	Subsection (ii) of Section 5(i) is hereby modified by adding “after written notice thereof from the Company or the Managing Member is given in writing and such breach is not cured to the satisfaction of the Company and the Managing Member within a reasonable period of time (not greater than 30 days) under the circumstances,” to the end of clause (iii) thereof.

30.	Subsection (ii) of Section 5(i) is hereby modified by replacing the word “Manager’s” with “Managing Member’s” in clause (vi) thereof.

31.	Subsection (iii) of Section 5(i) is hereby modified by deleting the phrase “that is a change in control event described in final regulations issued under Section 409A of the Code.”

32.	Subsection (iii) of Section 5(i) is hereby modified by adding the following as a new sentence at the end thereof:

“Notwithstanding the foregoing, a Change in Control shall be deemed to have occurred under this Agreement only if a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.”

33.	Subsection (iv) of Section 5(i) is hereby deleted in its entirety and replaced with the following:
““Good Reason” means the occurrence, without the express prior written consent of Executive, of any of the following circumstances, unless, with respect to subsections (A), (B), and (C) hereof, such circumstances are corrected by the Company in all material respects within thirty (30) days following written notification by Executive (which written notice must be delivered within sixty (60) days after the occurrence of such circumstances) that Executive intends to terminate Executive’s employment for one of the reasons set forth below: (A) a reduction in the Base Salary, (B) any relocation of Executive’s principal office by more than fifty (50) miles from 350 Highland Drive, Lewisville, Texas 75067, (C) any material breach by the Company of this Agreement or any other material agreement to which the Company and Executive are parties, or (D) notice by the Company that the Term shall not be renewed pursuant to Section 2 hereof. For the avoidance of doubt, Good Reason shall not be deemed to exist as a result of either the execution of this Agreement or any changes to the terms and conditions of Executive’s employment contemplated herein.”

34.	Section 5(j) is hereby modified by added the following as a new sentence at the end thereof:
“Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.”

35.	The initial paragraph of Section 6 is hereby deleted in its entirety and replaced with the following:
“RESTRICTIVE COVENANTS. By virtue of Executive’s employment with the Company, Executive acknowledges that, during the period of his employment with the Company, he shall have access to the Company’s Confidential Information (as defined below), will meet and develop relationships with the Company’s potential and existing suppliers, financing sources, clients, customers and employees, and will receive specialized training in, and knowledge of, the mortgage lending business.”
36.	The first sentence of Section 6(a) is hereby deleted in its entirety and replaced with the following:
“Noncompetition. Executive agrees that during the period of his employment with the Company and for the twelve (12) month period immediately following termination of such employment for any reason, Executive shall not, anywhere in the United States, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with (i) the mortgage lending business of the Company or its subsidiaries (including, but not limited to, the business of originating, servicing or owning residential mortgages and related assets), provided that nothing herein shall prohibit Executive from personal investment in residential mortgages and related assets or (ii) any other business (A) in which the Company or its subsidiaries is engaged at the time of Executive’s termination of employment, or which is part of the Company’s Developing Business and (B) in which Executive learns Confidential Information or meets and develops relationships with potential and existing suppliers, financing sources, clients, customers and employees or in which Executive receives specialized training or knowledge.”

37.	The caption of Section 6(b) is hereby modified to read as follows: “Employee Nonsolicitation, No-Hire.”

38.	Section 6(b) is hereby modified by replacing the phrase “following the date of termination of Executive’s employment for any reason” with “following the date of termination of Executive’s employment for any reason or no reason”.

39.	The first sentence of the first paragraph of Section 6(c) is hereby modified by replacing the phrase “during the period of his employment with the Company” with “during the Term”.

40.	The third sentence of the first paragraph of Section 6(c) is hereby modified by replacing the phrase “during the period of Executive’s employment with the Company” with “during the Term”.

41.	The second sentence of the second paragraph of Section 6(c) is hereby deleted in its entirety and replaced with the following:

“The Company shall be entitled, in connection with its tax planning or other reasons, to terminate Executive’s employment (which termination shall not be considered a termination without Cause or give rise to any severance or post-termination payments or benefits for purposes of this Agreement or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate.”

42.	The following shall be added as a new Section 6(d):

“Customer and Client Noninterference and Nonsolicitation. Executive agrees that during the period of his employment with the Company and for the one (1) year period immediately following the date of termination of Executive’s employment with the Company for any reason or no reason, Executive shall not, directly or indirectly, (i) encourage, persuade, or attempt to encourage or persuade any client or customer of the Company or its subsidiaries, or potential client or customer of the Company or its subsidiaries, in each case, with which or with whom Executive was involved as part of Executive’s job responsibilities during the Executive’s employment with the Company or regarding which or whom Executive learned Confidential Information during Executive’s employment with the Company, to cease or refrain from doing business with or to reduce its current or contemplated level of doing business with the Company or its subsidiaries; or (ii) contact, solicit, or attempt to contact or solicit any client or customer of the Company or its subsidiaries, or potential client or customer of the Company or its subsidiaries, in each case, with which or with whom Executive was involved as part of Executive’s job responsibilities during Executive’s employment with the Company or regarding which or whom Executive learned confidential information during Executive’s employment with the Company, for purposes of soliciting any business in which the Company or its subsidiaries is engaged.”

43.	The second sentence of the first paragraph of Section 7 is hereby amended by replacing the phrase “during the term of Executive’s employment or thereafter” with the phrase “during the Term or thereafter”.

44.	The second paragraph of Section 7 is hereby amended by adding the following as a new sentence at the end thereof:

“In addition, Executive agrees that he will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.”

45.	Section 9(a) is hereby deleted in its entirety and replaced with the following:

“Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following personal delivery (including personal delivery by facsimile), or the third business day after mailing by first class mail to the recipient at the address indicated below:
To the Company:
Attn: General Counsel
Nationstar Mortgage LLC
350 Highland Drive
Lewisville, Texas 75067
Attention: General Counsel
Facsimile: 469.549.2085
With a copy to:
Attn: General Counsel
FIF HE Holdings LLC
c/o Fortress Investment Group LLC
1345 Avenue of Americas
New York, New York 10105
Attention: Randal A. Nardone
Facsimile: 212.798.6120
With a copy to:
Regina Olshan
Skadden, Arps, Slate, Meagher and Flom LLP
4 Times Square
New York, New York 10036
Fascimile: 917.777.3963

To Executive:
Robert L. Appel
3416 Centenary
Dallas, Texas 75225
Facsimile: 972.315.6796
or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.”
46.	The second sentence of Section 9(e) is hereby deleted in its entirety.

47.	The following is hereby added as Section 9(l):

“Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 or Section 7 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened beach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or needing to prove the inadequacy of monetary damages, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.”

48.	The following is hereby added as Section 9(m):

“Section 409A. It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything contained to the contrary in this Agreement, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under Section 5 of this Agreement until Executive would be considered to have incurred a “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company (relating to his employment). Notwithstanding anything to the contrary in this Agreement, if the Company determines (1) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (2) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code, if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive’s death. Any payments delayed pursuant to this Section 9(m) shall be made in a lump sum on the first day of the seventh (7th) month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive’s death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (x) the amount eligible for reimbursement or payment under such plan or arrangement in one (1) calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (y) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.”

49.	The second sentence of Section 10 is hereby deleted in its entirety.

50.	This amendment shall be governed by and construed under the laws of the State of Texas without giving effect to principles of conflicts of law of such state.

51.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.
       IN WITNESS WHEREOF, the Parties have caused this Amendment to the Employment Agreement to be executed and delivered as of the date first written above, to be effective immediately.

NATIONSTAR MORTGAGE LLC
By:	/s/ Anthony H. Barone
	Name:	Anthony H. Barone
	Title:	President & CEO

EXECUTIVE
/s/ Robert L. Appel
Robert L. Appel